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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-04295, No. 33-43898 and No. 333-11039) pertaining to the
Incentive Stock Option Plan of Westcorp, the Westcorp 1991 Incentive Stock Option Plan and the Westcorp Employee Stock Ownership and Salary Savings Plan, respectively, and in the related prospectus of our report dated January 18, 2000 except for Notes 12 and 27, as to which the date is March 15, 2000, with respect to the consolidated financial statements of Westcorp included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                                 /s/ ERNST & YOUNG LLP

Los Angeles, California
March 23, 2000